BDO

Tel: 310-557-0300
Fax: 310-557-1777
www.bdo.com

515 S Flower St, 47th Floor
Los Angeles, CA 90071

June 24, 2019

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 21, 2019, to be filed by our former client, CytRx Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO USA, LLP